EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CINEDIGM RECAPITALIZES WITH SIGNIFICANT INVESTMENT FROM
SAGEVIEW CAPITAL

$75 Million Infusion to Refinance Existing Senior Notes and Provide Capital for Future Growth

Sageview Executives to Join Cinedigm Board

MORRISTOWN, NJ, August 11, 2009 – Access Integrated Technologies, Inc., doing business as Cinedigm Digital Cinema Corp. (NASDAQ: CIDM), a pioneer in the digital cinema industry, announced today that it has completed a $75,000,000 private placement of securities to Sageview Capital consisting of a Senior Note due 2014 and a warrant to purchase common stock.  The capital infusion significantly strengthens the Company’s balance sheet, extends debt maturities, provides capital for the Company’s continued growth and introduces a key long-term investor into the shareholder base.

Under the terms of the transaction, the Company issued to Sageview Senior Notes in the principal amount of $75,000,000 with an interest rate (subject to potential adjustments) of 8.0% per annum to be paid in kind and 7.0% per annum to be paid in cash.  The new Senior Notes have a 5-year term, with a scheduled maturity date of August 11, 2014 (subject to potential extension).  In addition, the Company issued to Sageview a seven-year warrant to purchase up to 16,000,000 shares of Class A common stock of CIDM at an initial exercise price of $1.37 per share, representing approximately 35.3% of the Company’s fully diluted shares outstanding pro forma for the closing of this transaction and a 38.4% premium to the CIDM closing price on August 10, 2009.  The Company also appointed Ned Gilhuly, a Managing Partner of Sageview, to its Board of Directors immediately and, subject to shareholder approval, will add a second designee of Sageview as a director following its upcoming shareholder meeting.

The Company used proceeds from the transaction to (i) redeem its existing 10% Senior Notes due 2010 for $42,500,000, reflecting a purchase price of 77.3% of the original principal amount of such notes, (ii) pre-pay $5,000,000 in aggregate principal and accrued interest under the Company’s existing Phase 1 senior credit facility, (iii) create a cash reserve of approximately $11,300,000 to fund quarterly cash interest payments on the new Senior Notes for the next two years, (iv) provide approximately $11,700,000 of additional capital for general corporate purposes to support the growth of the business, and (v) fund transaction fees and expenses.

Bud Mayo, Chief Executive Officer of Cinedigm, stated, “We are thrilled to have Sageview as a strategic investor and Ned as a board member of our Company, and we are pleased that Sageview has recognized the unique capabilities and growth potential that Cinedigm has to offer.”  Mayo continued, “This investment significantly strengthens our balance sheet and provides additional financing for our continued expansion.  The new Senior Notes have a maturity in 2014 after the retirement of our Phase 1 debt, and this new capital expands covenant cushion on our Phase 1 subsidiary’s credit facility by pre-paying principal and raises new funds to support continued execution of our business plan.”

Ned Gilhuly, a Managing Partner of Sageview stated, “We are excited to be investing in Cinedigm, and we are confident that we can help the Company take advantage of the growth opportunities ahead.  We believe the transformation of the theater exhibition industry from film to digital presents a significant and imminent opportunity and that Cinedigm has laid the groundwork to be a major beneficiary of that transition.  Cinedigm has an attractive mix of predictable cash flow from the virtual print fees generated by its Phase 1 deployment, as well as distribution and other services businesses that should grow significantly with the digital cinema roll out.  We look forward to working with Bud Mayo and his management team to help the Company achieve its potential.”

Imperial Capital, LLC acted as Cinedigm’s financial advisor and placement agent.

About Cinedigm
Cinedigm is the leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers.  The company is a technology and services integrator that works with Hollywood movie studios and exhibitors to bring movies in digital cinema format to audiences across the country.  Cinedigm’s digital cinema deployment organization, software, unique combined satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and distribution platform for alternative content such as CineLive® 3-D and 2-D sports and concerts, thematic programming and independent films provide a complete suite of services required to enable the digital theater conversion. www.cinedigm.com [CIDM-G]

About Sageview Capital
Sageview Capital is a private investment fund founded in 2006 by Edward A. (Ned) Gilhuly and Scott M. Stuart, both formerly partners of Kohlberg Kravis Roberts & Co. (KKR). With over $1 billion in assets under management, the fund takes a private equity approach to investing in both public and private companies in North America and Europe, by focusing on long-term opportunities and supporting management as an active, engaged shareholder. Sageview has a select group of limited partners, including university endowments, large family offices, and non-profit foundations. It has offices in Greenwich, Connecticut, Palo Alto, California and Stockholm, Sweden. For more information on Sageview, log on to SageviewCapital.com

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm 's filings with the Securities and Exchange Commission, including Cinedigm 's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act'').  Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects'', "anticipates'', "intends'', "plans'', “could”, “might”, "believes'', “seeks”, "estimates'' or similar expressions.  In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm’s management, are also forward-looking statements as defined by the Act.  Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things.  These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

Contact for Cinedigm:
Adam M. Mizel
Cinedigm Digital Cinema
(646) 375-3382
amizel@cinedigm.com

Contact for Sageview:
Molly Morse
212-521-4826
Ruth Pachman
212-521-4891